As filed with the Securities and Exchange Commission on December 27, 2005



                                                     Registration No. 333-123303

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

               -------------------------------------------------



                               AMENDMENT NO. 2 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



               -------------------------------------------------

                         GALAXY NUTRITIONAL FOODS, INC.
             (Exact name of registrant as specified in its Charter)

          Delaware                        2022                    25-1391475
          --------                        ----                    ----------
(State or other jurisdiction       (Primary Standard            (IRS Employer
     of incorporation)                Industrial             Identification No.)
                               Classification Code Number)

                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's Principal Executive Offices)

                    MICHAEL E. BROLL, CHIEF EXECUTIVE OFFICER
                         Galaxy Nutritional Foods, Inc.
                    2441 Viscount Row, Orlando, Florida 32809
                            Telephone: (407) 855-5500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                           KENNETH C. WRIGHT, ESQUIRE
                              Baker & Hostetler LLP
                       200 South Orange Avenue, Suite 2300
                             Orlando, Florida 32801
                            Telephone: (407) 649-4000

      Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.


      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ____________________

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ______________________

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CALCULATION OF REGISTRATION FEE


===================================================================================================================
                                                        Proposed              Proposed
        Title of Each                                   Maximum                Maximum              Amount of
     Class of Securities         Amount to be        Offering Price           Aggregate           Registration
       To be Registered           Registered            Per Unit           Offering Price              Fee
Common Stock, $.01                 3,050,000            $2.30(2)             $7,015,000            $825.67 (4)
par value, previously
issued or issuable upon
exercise of options and
warrants (1)
                                    600,000            $1.50 (3)              $900,000               $96.30

      (1)   To be offered by selling stockholders.

      (2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices for registrant's common stock as reported on the American Stock Exchange on March 8, 2005.

      (3) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low prices for registrant's common stock as reported on the American Stock Exchange on November 25, 2005.

      (4)   Previously paid.
===================================================================================================================

                                   PROSPECTUS

        [LOGO]                                Galaxy Nutritional Foods, Inc.
 GALAXY NUTRITIONAL FOODS(TM)               2441 Viscount Row, Orlando, Florida
                                                      (407) 855-5500


                                                    3,650,000 SHARES OF
                                                       COMMON STOCK

This prospectus is part of a registration statement that relates to the sale or other disposition of up to 3,650,000 shares of our common stock that were previously issued to our stockholders or are issuable upon the exercise of options and warrants held by certain of our stockholders (collectively, the "selling stockholders"). Our common stock is traded on the American Stock Exchange under the symbol GXY. The average of the high and low prices of the shares of our common stock as reported on the American Stock Exchange on November 25, 2005 was $1.50 per share of our common stock.

Offering:    The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. There is no underwriter with respect to this offering and each selling stockholder will determine the time of sale of shares made pursuant to this prospectus.

Proceeds:    We will not receive any of the proceeds from the sale or other disposition of these shares. We will receive proceeds from the exercise of the options and warrants if such options and warrants are exercised.


Costs: We will pay the costs relating to the registration of the shares of common stock offered by this prospectus. The selling stockholders will be responsible for any brokerage commissions, discounts or other expenses relating to the sale of the shares.

--------------------------------------------------------------------------------
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE PUBLICLY SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY JURISDICTION IN WHICH THE OFFER OR SALE IS NOT PERMITTED.


YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 3 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES OFFERED BY THIS PROSPECTUS.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------



                THE DATE OF THIS PROSPECTUS IS DECEMBER 27, 2005.

                                TABLE OF CONTENTS

                                                                            PAGE


Risk Factors..........................................................       3
Forward-Looking Statements............................................       12
The Company...........................................................       13
Use of Proceeds.......................................................       14
Determination of Offering Price.......................................       14
Selling Stockholders..................................................       15
Plan of Distribution..................................................       18
Legal Matters.........................................................       20
Experts...............................................................       20
Where You Can Find More Information...................................       20


                -----------------------------------------------

YOU SHOULD RELY ONLY UPON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. WE HAVE NOT, AND THE SELLING STOCKHOLDERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT.

THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                  RISK FACTORS

      Before purchasing the shares offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows. This could cause the trading price of our common stock to decline and you could lose all or part of your investment. In this prospectus, unless otherwise indicated, "our company," "we," "us," or "our" refer to Galaxy Nutritional Foods, Inc.


WE ARE IN THE PROCESS OF OUTSOURCING THE PRODUCTION OF OUR PRODUCTS AND SELLING OUR MAJOR PRODUCTION ASSETS.

      Our Company is currently in a transition period with respect to its manufacturing operations. We determined that our manufacturing capacity was significantly in excess of our requirements, and that it would be advantageous for us to outsource our manufacturing, packaging and delivery operations. On June 30, 2005, our Company and Schreiber Foods, Inc., a Wisconsin corporation ("Schreiber"), entered into a Supply Agreement, pursuant to which Schreiber has become our sole source of supply of substantially all of our products and we purchase our requirements of substantially all of our products exclusively from Schreiber. As of November 14, 2005, Schreiber began to deliver such products directly to our customers. The prices for such products are based on cost conversions determined by the parties from time to time.

      In connection with the Supply Agreement, we also entered into an Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber and our Company, whereby we agreed to sell substantially all of our manufacturing equipment to Schreiber in exchange for $8,700,000, in cash, payable at closing. The closing of the sale is subject to approval by our stockholders and satisfaction of certain other conditions. If the stockholders do not approve the sale, we have agreed to consummate one or two alternative transactions designed to facilitate Schreiber's manufacturing responsibilities under the Supply Agreement. Regardless of whether the proposed asset sale is consummated, our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture all of our products.

      We will face many challenges during this transition to solely a branded marketing company, including, but are not limited to, the following:

      o Coordinating customer shipments while the inventory and production equipment is in transit from our facilities to the Schreiber facilities;

      o Reserving enough inventory on-hand to fill customer orders while production equipment is in transit;

      o Maintaining consistent formulas and quality in our products after the transition;

      o Maintaining enough cash to build inventory and pay any severance arrangements during the transition;

      o Reducing production personnel and agreeing upon severance arrangements related to these personnel;

      o Negotiating with the landlords of our leased premises to terminate or assign our lease or to sublease our facilities.

Each one of these events must be carefully timed and coordinated in order to avoid problems with cash flow, litigation, loss of customer sales, and other tangible and intangible effects. In the event the asset sale to Schreiber as contemplated by the Asset Purchase Agreement is not consummated, these challenges will be much more difficult to overcome and we will be faced with the additional challenge of seeking alternative options involving the sale of any manufacturing equipment not sold to Schreiber. There can be no assurance that any third party will offer to purchase our manufacturing equipment for a price equal to or greater than the price proposed to be paid by Schreiber, or that such equipment can otherwise be sold at all. Our failure to adequately address any of these challenges would negatively affect our business, results of operations and cash flows.

WE LACK AN OPERATING HISTORY AS A BRANDED MARKETING COMPANY AND WE MAY NOT BE SUCCESSFUL.

      There can be no assurance that we will be successful as a branded marketing company. While we have marketed our products ourselves in the past, we lack an operating history as solely a branded marketing company for investors to evaluate our business and prospects. We have limited meaningful historical financial data upon which to plan future operating expenses. Accordingly, we face risks and uncertainties relating to our ability to successfully implement our strategy. Investors must consider the risks, expenses, difficulties and uncertainties frequently encountered by companies in their early stage of transition. Failure to accurately forecast our revenues and future operating expenses could cause quarterly fluctuations in our operating results, including cash flows, and may result in further volatility of or a decline in our stock price.

OUR DEPENDENCE ON SCHREIBER DURING AND AFTER OUR TRANSITION TO A BRANDED MARKETING COMPANY COULD ADVERSELY AFFECT US.

      During and after our transition to a branded marketing company, we will rely solely on Schreiber to produce our products at prices that are competitive in the market, to maintain the quality of our products, and to supply our customers with the products they order on a timely basis. If Schreiber is unable to deliver its services according to the negotiated terms of the Supply Agreement for any reason, including the deterioration of its financial condition or over-commitment of its resources, we may lose customers and we may be required to purchase outsourcing services from another source at a higher price. Either of these occurrences will likely reduce our profits to be realized or result in a loss on the sale of our products.

WE HAVE SUSTAINED NET LOSSES IN OUR FIVE PREVIOUS FISCAL YEARS AND THERE CAN BE NO ASSURANCE THAT WE WILL NOT DO SO IN FUTURE FISCAL YEARS.

      We have incurred net losses of $3,859,783, $3,299,277, $957,221,
$16,721,149 and $5,385,763 for the fiscal years 2005, 2004, 2003, 2002 and 2001, respectively. During the six months ended September 30, 2005, we had incurred a net loss of $10,560,252 (unaudited) and had an accumulated deficit of $3,224,401(unaudited). We expect to continue to incur significant sales and marketing and product development expenses, and, as a result we will need to generate increased revenues and profit margins to achieve profitability. Even if we achieve profitability, given the competition in our market, we may not be able to sustain or increase profitability thereafter on a quarterly or annual basis. As a result, we will need to generate higher revenues while containing costs and operating expenses if we are to achieve profitability.

WE HAVE RECEIVED A NOTICE OF FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD FROM THE AMERICAN STOCK EXCHANGE AND WE ARE IN JEOPARDY OF BEING DELISTED FROM THE AMERICAN STOCK EXCHANGE.

      On September 26, 2005, we received an informal notification from the American Stock Exchange ("AMEX"), notifying us that we are not in compliance with AMEX's continued listing requirements. On September 29, 2005, we received a deficiency letter from AMEX advising that, based on its review of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, we are not in compliance with AMEX's continued listing requirements. Specifically, the AMEX notice stated that we are not in compliance with (i) Section 1003(a)(i) of the AMEX Company Guide, because our stockholders' equity is less than $2,000,000 and we sustained losses from continuing operations and/or net losses in two out of our three most recent fiscal years; (ii) Section 1003(a)(ii) of the AMEX Company Guide, because our stockholders' equity is less than $4,000,000 and we sustained losses from continuing operations and/or net losses in three out of our four most recent fiscal years; and (iii) Section 1003(a)(iv) of the AMEX Company Guide, because we have sustained losses which are so substantial in relation to our overall operations or our existing financial resources, or our financial condition has become so impaired that it appears questionable, in the opinion of AMEX, as to whether we will be able to continue operations and/or meet our obligations as they mature. Subsequently, it was also determined that we are not in compliance with Section 1003(a)(iii) of the AMEX Company Guide, because our stockholders' equity is less than $6,000,000 and we sustained losses from continuing operations and/or net losses in our five most recent fiscal years.

      On October 28, 2005, we submitted a plan advising AMEX of the actions we have taken, or will take, that would bring our Company into compliance with
Section 1003(a)(i), Section 1003(a)(ii), and Section 1003(a)(iii) of the AMEX Company Guide within a maximum of 18 months of the date of the AMEX notice and
Section 1003(a)(iv) of the AMEX Company Guide within a maximum of 6 months of the date of the AMEX notice. Our plan noted that we have pursued and continue to pursue four primary strategic alternatives: first, we sought and have since obtained certain waivers and modifications of financial covenants from our line of credit lender, Textron Financial Corporation; second, we borrowed $2,400,000 on a short-term basis to alleviate cash flow difficulties; third, we are in the process of transitioning into a branded marketing company as a result of the outsourcing and equipment sale transactions with Schreiber described above, which when completed should enable us to reduce our debt, lower our product and distribution costs and improve our profitability; and finally, we have engaged Goldman, Sachs & Co. to explore strategic alternatives for the enhancement of shareholder value, including the possible sale of our Company.

      If AMEX does not accept our plan, we will likely be subject to delisting proceedings. If the plan is accepted, we may be able to continue our listing during the respective plan periods; however, if we are not in compliance with the continued listing standards at the conclusion of the respective plan periods or do not make progress consistent with the plan during the plan periods, AMEX staff will initiate delisting proceedings as appropriate. In any event, we may appeal a determination by AMEX staff to initiate delisting proceedings in accordance with applicable AMEX rules.

      In the event we are delisted from AMEX, our securities may be eligible for trading on the OTC Bulletin Board or on other unlisted markets such as The Pink Sheets, although there can be no assurance that our securities will be eligible for trading on any alternative exchanges or markets. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of our securities. Among other consequences, delisting from AMEX may cause a decline in the stock price and difficulty in obtaining future financing.

WE HAVE PREVIOUSLY BEEN IN TECHNICAL DEFAULT OF OUR CREDIT FACILITIES.


      We have a revolving line of credit from Textron Financial Corporation ("Textron") and a note payable to Beltway Capital Partners, LLC, successor by assignment from Wachovia Bank ("Beltway"), with an outstanding balance of $1,843,087 and $7,471,985, respectively, as of November 25, 2005. During the fiscal years ending March 31, 2006, 2005 and 2004, we were in violation of the financial and other covenants, but the lenders have waived such violations and amended the covenants in the past in return for the payment of waiver fees, increases in interest rates, acceleration of maturity dates and other considerations. However, there is no guarantee that our lenders will grant such waivers in the future.

      Due to the cost of disposal activities and impairment of property and equipment, we fell below the requirements in our revolving line of credit from Textron ("Textron Loan") with respect to the fixed charge coverage ratio and the adjusted tangible net worth calculation from June 30, 2005 through September 30, 2005. Effective October 1, 2005, we executed a fifth amendment to our loan agreement with Textron that provided a waiver for the defaults in the fixed charge coverage ratio and the adjusted tangible net worth requirements, in addition to certain over-advances on the Textron Loan, during the periods from June 2005 through September 2005. The fifth amendment amends and replaces several financial covenants, allows eligibility for borrowing on inventory until December 31, 2005 and provides that the Textron Loan will expire at the end of the initial term on May 26, 2006. Additionally, Textron has consented to the sale of our manufacturing equipment to Schreiber and the termination of their liens on the assets being sold. In exchange for the waiver and amendments, we paid a fee of $50,000, and has agreed to pay an administration fee in the following installments if the Textron Loan has not then been paid in full: 5,000 on February 1, 2006, $10,000 on March 1, 2006, $15,000 on April 1, 2006 and
$20,000 May 1, 2006.

WE HAVE BEEN SUBJECT TO BORROWING RESTRICTIONS UNDER OUR PRIMARY CREDIT
FACILITY.

      In accordance with the fifth amendment to our loan agreement with Textron described above, Textron requires us to maintain excess borrowing availability under the Textron Loan in an amount no less than $600,000 prior to the closing of the sale of our manufacturing equipment to Schreiber and no less than $500,000 thereafter. Additionally, we may experience further restrictions by Textron by virtue of reserves Textron may require, receivables it may deem ineligible or other rights they have under the loan agreement. Such restrictions would adversely affect our cash flows and results of operations.

WE WILL NEED ADDITIONAL FINANCING AND SUCH FINANCING MAY NOT BE AVAILABLE.

      We have incurred substantial debt in connection with the financing of our business. The aggregate principal amount outstanding under our credit facilities is approximately $11,715,072 as of November 25, 2005. This amount includes a revolving line of credit from Textron in the amount of $1,843,087, a note payable to Beltway in the amount of $7,471,985, and several short term notes payable to certain shareholders totaling $2,400,000. We anticipate that the proceeds from the sale of our assets to Schreiber will pay the Beltway term loan in full. However, in the event that the sale is not completed as anticipated, we will need to refinance the Beltway term loan on or before its maturity date of July 31, 2006. Additionally, we will need to refinance or raise proceeds to pay the Textron line of credit on or before its maturity date of May 26, 2006 and the notes payable to shareholders on or before their maturity date of June 15, 2006.

      If we are unable to refinance or renew our existing credit facilities, or if additional financing is not available on terms acceptable to us, we will be unable to satisfy such facilities by their maturity dates. In such an event, Textron, Beltway and the shareholders could exercise their respective rights under their loan documents, which could include, among other things, declaring defaults under the loans and pursuing foreclosure on our assets that are pledged as collateral for such loans. If such an event occurred, it would be substantially more difficult for us to effectively continue the operation of our business, and it is unlikely that we would be able to continue as a going concern.

AS OF SEPTEMBER 30, 2005, WE HAD A MATERIAL WEAKNESS IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING, AND WE MIGHT FIND OTHER MATERIAL WEAKNESSES IN THE FUTURE WHICH MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE TIMELY AND RELIABLE FINANCIAL INFORMATION AND SATISFY OUR REPORTING OBLIGATIONS UNDER FEDERAL SECURITIES LAWS.

      As of September 30, 2005, we did not maintain effective controls over the completeness and accuracy relating to the accounting and disclosure for complex and non-standard stockholders' equity transactions. Specifically, we did not have effective controls over accounting for our Series A convertible preferred stock during the periods from April 2001 through October 2004 and other mark-to-market securities, including warrants and shares exercised through a note receivable, during the periods from March 2001 through June 2005. This control deficiency resulted in the restatement of our financial statements for the fiscal years ended March 31, 2005, 2004, 2003, 2002 and 2001, and the restatement of the quarterly data for the first quarter ended June 30, 2005. Our management therefore determined that this control deficiency constituted a "material weakness" in our internal control over financial reporting relating to the accounting and disclosure for complex and non-standard stockholders' equity transactions.

      To address our material weakness related to the accounting and disclosure for complex and non-standard stockholders' equity transactions, we have enhanced our internal control processes in order to be able to comprehensively review the accounting and disclosure implications of such transactions on a timely basis. As part of the enhancement, we have subscribed to additional outside research materials and will consult with additional outside consultants to confirm our understanding of complex transactions, as necessary.

We might find other material weaknesses in our internal control over financial reporting in future periods. To the extent that any significant or material weaknesses exist in our internal control over financial reporting, such weaknesses may adversely affect our ability to provide timely and reliable financial information necessary for the conduct of our business and satisfaction of our reporting obligations under federal securities laws.


WE MAY ISSUE SECURITIES WITH RIGHTS SUPERIOR TO THOSE OF THE COMMON STOCK, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF EXISTING STOCKHOLDERS.

      We may offer debt or equity securities in private and/or public offerings in order to raise working capital and to refinance our debt. The board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining further approval of the stockholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interests or voting rights of the holders of common stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our common stock.

WE CANNOT CONTROL THE TIMING OR VOLUME OF SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK.


      As of November 25, 2005, approximately 7,454,326 shares of the 20,051,327 shares of our issued and outstanding common stock were freely tradable (unless acquired by one of our "affiliates") under the Securities Act of 1933. All of the shares which are not freely tradable are "restricted securities" within the meaning of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, and may be sold in open market transactions after the holding period under Rule 144 with respect to such transaction has been met. As to shares subject to outstanding options and warrants, the one-year holding period generally will not begin until the shares underlying such options or warrants actually have been acquired. After the one-year holding period has been met, each holder generally may sell, every three months in brokerage transactions, an amount equal to the greater of one percent of our outstanding common stock (which, based upon the number of shares outstanding as of November 25, 2005, would be approximately 201,000 shares) or the amount of the average weekly trading volume during the four weeks preceding the sale. After two years, unless any such holder is one of our "affiliates," such sales can be made without restriction.

Because the sales pursuant to this prospectus will not be effected through an underwriter pursuant to a firm commitment agreement, there will be a substantial number of additional shares, which may be available for sale on the market at one time without any control over the timing or volume of sales thereof by us or any third party. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares are attempted to be sold within a short period of time, the effect on the market may be negative. It is also unclear as to whether or not the market for our common stock could absorb a large number of attempted sales in a short period of time, regardless of the price at which the same might be offered. It is noted that even if a substantial number of sales does not occur within a short period of time, the mere existence of this "market overhang" could have a negative effect on the market for our common stock and our ability to raise additional capital or refinance our indebtedness.

OUR FOUNDER AND A PRIVATE INVESTOR OWN A LARGE PERCENTAGE OF THE OUTSTANDING SHARES, WHICH COULD MATERIALLY LIMIT THE OWNERSHIP RIGHTS OF INVESTORS.


      As of November 25, 2005, Angelo S. Morini, our founder, beneficially owned approximately 17% of our issued and outstanding common stock and held options and warrants which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him approximately 28% of our issued and outstanding common stock. As of November 25, 2005, Frederick A. DeLuca, a private investor, owned approximately 19% of our issued and outstanding common stock and held options and warrants which, if exercised and assuming the exercise of no other outstanding options or warrants, would give him approximately 20% of our issued and outstanding common stock. Investors who purchase common stock in this offering may be unable to elect any members of the board of directors or exercise significant control over us or our business as a result of Mr. Morini's and Mr. DeLuca's ownership.

FORGIVENESS OF OR FORECLOSURE ON OUR NOTE RECEIVABLE WILL RESULT IN A MATERIAL AFFECT TO OUR REPORTED EARNINGS.

      In June 1999, in connection with an amended and restated employment agreement for Angelo S. Morini, our Founder, we consolidated two full recourse notes receivable ($1,200,000 from November 1994 and $11,572,200 from October
1995) related to the exercise of 2,914,286 shares of our common stock into a single note receivable in the amount of $12,772,200 that is due on June 15, 2006. This single consolidated note is non-interest bearing and non-recourse and is secured by the 2,914,286 underlying shares of our common stock. Per the terms of the June 1999 Employment Agreement that was amended and restated by the October 2003 Second Amended and Restated Employment Agreement between our Company and Mr. Morini, this loan may be forgiven upon the occurrence of any of the following events: 1) Mr. Morini is terminated without cause; 2) there is a material breach in the terms of Mr. Morini's employment agreement; or 3) there is a change in control of the Company for which Mr. Morini did not vote "FOR" in his capacity as a director or a stockholder.

      In the event that the $12,772,200 loan is forgiven, we would show this amount as a forgiveness of debt in our Statement of Operations. In the event that Mr. Morini is unable to pay the loan when due and we foreclose on the shares, we will show a loss on collection for the amount, if any, that the value of the 2,914,286 underlying collateral shares are below the value of the note. Assuming the market price on November 25, 2005 of $1.50, we would show a loss of approximately $8,400,771 in the Statement of Operations. Although both of these scenarios will result in material losses to our operations, it will not have any affect on the balance sheet since the $12,772,200 loan amount is already shown as a negative amount in stockholders' equity.


INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.


      The offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. If you purchase common stock in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of the common stock from the price you pay for common stock. Additionally, there are a substantial number of outstanding options and warrants to acquire shares of common stock. A total of 6,306,738 shares have been reserved for issuance upon exercise of options and warrants that we have granted or may grant in the future. A total of 100,110 of these options and warrants are "in the money" and are currently exercisable as of November 25, 2005. "In the money" generally means that the current market price of the common stock is above the exercise price of the shares subject to the warrant or option. The issuance of common stock upon the exercise of these options and warrants could adversely affect the market price of the common stock or result in substantial dilution to our existing stockholders.


WE DO NOT ANTICIPATE PAYING DIVIDENDS ON THE COMMON STOCK.

      Our current policy is to retain any future earnings to finance current working capital needs and growth and development. Further, in accordance with the terms of our revolving line of credit from Textron Financial Corporation, we are prohibited from paying dividends in cash without Textron's consent. We do not expect to pay dividends on common stock in the foreseeable future.


THE COST OF OUR PRODUCTS IS DEPENDENT UPON THE PRICE OF THE MAJOR INGREDIENT FOR OUR PRODUCTS, THE PRICES OF WHICH HAVE RECENTLY INCREASED TO HISTORICAL HIGHS.

      Prior to outsourcing our manufacturing to Schreiber, we purchased our major ingredient, a milk protein called casein, from several foreign suppliers, because they typically had lower prices than domestic suppliers. In fiscal 2005, we experienced a 32% increase in average casein prices compared to the average casein prices in fiscal 2004. In fiscal 2006, we continue to experience high casein prices, the averages of which are approximately 30% higher than the average prices for fiscal 2005. Casein prices have remained constant for the past three months and based on current pricing trends with our suppliers, we believe that casein prices will remain at this level or slightly lower in the next several months. As part of our outsourcing arrangement with Schreiber, Schreiber will be purchasing all of the raw materials, including casein, necessary for the manufacture of our products. Although Schreiber will pass the raw material expense to us on a "cost plus" basis, we believe that our cost of materials, including casein, could decrease because of Schreiber's greater purchasing power. However, if casein continues to increase, then every 10% increase in casein prices over the fiscal 2005 average will result in an annual cost increase of approximately $1,100,000 assuming the same amount of pounds purchased as in fiscal 2005. Casein prices are still high due to greater worldwide demand, as well as lower foreign government subsidies and the decline in the U.S. Dollar value versus the Euro. We are unable to determine at this time the effects of such factors, or the Schreiber outsourcing arrangement, on our costs of casein and ultimately on our business, results of operations or cash flow.

COMPETITION IN OUR INDUSTRY IS INTENSE.


      Competition in the natural food segment of the food industry is intense. We believe that as consumers become more interested in healthy food alternatives the competition in our markets will increase substantially. Therefore, the effectiveness of our advertising, marketing and promotional programs and the financial resources necessary for their implementation is an important part of our sales growth plan. Our primary competition consists of equally matched sized companies such as Tree of Life, White Wave, Yves and Tofutti Brands that manufacture soy-based products, such as alternative cheese slices, sour creams, cream cheese and related products. In addition, we compete with major companies such as Kraft, which produces products under the Kraft Free(R) label, Borden's, and ConAgra, which produces products under the Healthy Choice(R) label. Each of these companies has substantially greater name recognition and greater research and development, marketing, financial and human resources than we have. These advantages have led to a substantially greater market penetration and product acceptance than we have developed. In addition, our competitors may succeed in developing new or enhanced products, which are better than our products. These companies may also prove to be more successful than us in marketing and selling these products. We cannot assure you that we will be able to compete successfully with any of these companies or achieve a greater market share than we currently possess. Increased competition as to any of our products or services could result in price reductions, reduced margins, and loss of market share, which could negatively affect our business, prospects, results of operations and financial condition.


CONSUMER EATING HABITS AND SHOPPING TRENDS MAY CHANGE AND NEGATIVELY IMPACT DEMAND FOR OUR PRODUCTS.


      There could be a decrease in demand for our products as consumers' tastes, preferences, shopping behavior, and overall evaluation of health benefits change over time. This is demonstrated in the recent change in consumer eating habits with the publicly recognized trend toward low-carbohydrate meal preparation during all meals (breakfast, lunch, snack, and dinner), which has led to decreased consumption of items such as bread and our primary complementary product of cheese slices. Additionally, the number of consumers shopping in the retail grocery and natural food stores is down due to the further national emergence and presence of Wal-Mart superstores and other similar superstores, which include extensive grocery operations. Our product selection is growing but is still limited at Wal-Mart. Therefore, our sales growth with this account may not be able to fully counter the decline in retail grocery trends. In response to this change in consumer shopping, we are redesigning our products and packaging formats to specifically target growth opportunities in the superstore, warehouse club and mass merchandiser markets (such as Wal-Mart, Costco, Kmart, Target, and Sam's Club). With the growth in the aging population of U.S. consumers, there could be price pressure on our products due to the fixed income nature of this population segment.

DEMAND FOR OUR PRODUCTS COULD BE HINDERED DUE TO CHANGING CONDITIONS WITHIN OUR DISTRIBUTION CHANNELS.


      Our sales could suffer based upon market place abnormalities such as retailer, distributor, and/or food service operator labor strikes. Further, consolidation within the industry could result in store closings, store layouts, and operating strategies that are incompatible with our product requirements.

WE RELY ON THE PROTECTION OF OUR TRADEMARKS, AND THE LOSS OF A TRADEMARK WOULD NEGATIVELY IMPACT THE PRODUCTS ASSOCIATED WITH THE TRADEMARK, WHICH COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

      We own several registered and unregistered trademarks, which are used in the marketing and sale of our products. We have invested a substantial amount of money in promoting our trademarked brands. However, the degree of protection that these trademarks afford us is unknown. Further, we may not have the money necessary to engage in actions to prevent infringement of our trademarks. A loss of a material trademark would negatively impact the products associated with it, and could negatively affect our business, prospects, results of operations, financial condition and cash flows.

WE DO NOT HAVE PATENT PROTECTION FOR OUR FORMULAS AND PROCESSES, AND A LOSS OF OWNERSHIP OR INFRINGEMENT BY A THIRD PARTY OF ANY OF OUR FORMULAS AND PROCESSES WOULD NEGATIVELY IMPACT OUR BUSINESS.


      We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition and cash flows.

BECAUSE WE SELL FOOD PRODUCTS, WE FACE THE RISK OF EXPOSURE TO PRODUCT LIABILITY CLAIMS.

      We, like any other seller of food, face the risk of exposure to product liability claims in the event that our quality control procedures fail and the consumption of our products causes injury or illness. With respect to product liability claims, our insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying us products, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims relating to defective products could have a material adverse effect on our financial condition, results of operations and cash flows.

GOVERNMENT REGULATION COULD INCREASE OUR COSTS OF PRODUCTION AND INCREASE OUR LEGAL AND REGULATORY EXPENSES.

      We are subject to extensive regulation by federal, state, and local governmental authorities regarding the quality, purity, manufacturing, distribution, and labeling of food products. We cannot assure that you that we will be able to continue to comply with these regulations, or comply with future regulations, without inordinate cost or interruption of our operations. Failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as possible criminal sanctions, which could have a material adverse effect on our business.

THE LOW VOLUME OF TRADING OF OUR SHARES MAY NEGATIVELY IMPACT THE LIQUIDITY OF OUR SHARES.


      Although our shares are publicly traded on the American Stock Exchange, the trading market for our shares is limited. During the calendar quarter prior to the date of this prospectus, the trading volume for our shares averaged approximately 14,420 shares per trading day. We do not anticipate any material increase in the trading volume for our shares. The lack of an active trading market for our shares could negatively impact stockholders' ability to sell their shares when they desire and the price, which could be obtained upon a sale of shares.

RISING INTEREST RATES COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.


      The interest rates of most of our outstanding debts fluctuate based upon changes in our lenders' prime rate. Increases in the prime rate will result in an increase in our cost of funds, and would negatively affect our results of operations. We are anticipating future increases in interest rates during the fiscal year ending March 31, 2006. We have not entered into any derivative instruments such as interest rate swap or hedge agreements to manage our exposure to rising interest rates.


THE MARKET PRICE OF OUR STOCK COULD BE SUBJECT TO FLUCTUATION.

      The market price of our common stock could be subject to fluctuations in response to factors such as the following, some of which are beyond our control:

      o     quarterly variations in our operating results;

      o operating results that vary from the expectations of securities analysts and investors;

      o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

      o announcements by us or our competitors of major business developments, such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

      o announcements by third parties of significant claims or proceedings against us;

      o     future sales of our common stock; and

      o     general market conditions.

                           FORWARD-LOOKING STATEMENTS


      This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "anticipate," "expect," "intend," "plan," "believe," "seek," "project," "estimate," "may," "will," and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" above and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   THE COMPANY


      We were incorporated in Pennsylvania in 1980 under the name "Galaxy Cheese Company." We reincorporated in Delaware in 1987. After relocating from Pennsylvania to Orlando, Florida in 1992, we changed our name from Galaxy Cheese Company to Galaxy Foods Company. In November 2000, we changed our name again to Galaxy Nutritional Foods, Inc.

      Currently, our Company is principally engaged in developing, manufacturing and marketing a variety of healthy cheese, cheese alternatives and dairy related products, including:


      o a line of nutritious dairy alternative products made with soy under our main label Veggie(R). All Veggie(R) products are soy-based, low in fat, low in calories and are cholesterol and lactose free;

      o a line of dairy alternative products developed for health food and specialty stores under the Soymage(R) label. These products are completely dairy free, contain no animal fats and do not contain a milk protein called casein;

      o a line of cheese products made from soy under the Veggy(R) label. These products are soy-based, low in fat and lactose and cholesterol free;

      o a line of processed cheese foods made from organic milk under the Wholesome Valley(R) Organic trademark; and

      o other branded soy-based, rice-based and non-dairy cheese products, as well as generic and private label processed and blended cheese products.


      Our products are formulated and developed by our research and development department, manufactured in and shipped from our two Orlando, Florida facilities, and marketed and sold in two principal markets: retail and food service. Our sales efforts are primarily directed to retailer to take advantage of what we perceive to be a continued consumer emphasis on nutrition. Our strategy for the future is to continue our marketing efforts primarily in the retail market to capitalize on the continuing interest among consumers in eating more nutritious natural foods in order to help reduce their cholesterol levels and saturated fat intake.

      Our Company is currently in a transition period with respect to its manufacturing operations. We determined that our manufacturing capacity was significantly in excess of our requirements, and that it would be advantageous for us to outsource our manufacturing, packaging and delivery operations. On June 30, 2005, our Company and Schreiber entered into a Supply Agreement, pursuant to which Schreiber has become our sole source of supply of substantially all of our products and we purchase our requirements of substantially all of our products exclusively from Schreiber. As of November 14, 2005, Schreiber began to deliver such products directly to our customers. The prices for such products are based on cost conversions determined by the parties from time to time.

      In connection with the Supply Agreement, we also entered into an Asset Purchase Agreement, dated as of June 30, 2005, by and between Schreiber and our Company, whereby we agreed to sell substantially all of our manufacturing equipment to Schreiber in exchange for $8,700,000, in cash, payable at closing. The closing of the sale is subject to approval by our stockholders and satisfaction of certain other conditions. If the stockholders do not approve the sale, we have agreed to consummate one of two alternative transactions designed to facilitate Schreiber's manufacturing responsibilities under the Supply Agreement. Regardless of whether the proposed asset sale is consummated, our Company will convert into a branded marketing company that will continue to market and sell our products, but will no longer manufacture all of our products.

      Our principal offices are located at 2441 Viscount Row, Orlando, Florida. Our telephone number is (407) 855-5500.

                                 USE OF PROCEEDS


      The selling stockholders will receive the proceeds from the sale or other disposition of their common stock covered by this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will, however, receive the exercise price of the options and warrants if and when exercised by certain selling stockholders, which may be paid out of the proceeds of this offering. If the following selling stockholders exercise in full their respective options and warrants covering an aggregate of 650,000 shares of common stock, we estimate that our net proceeds from the exercise of such options and warrants will be $978,000:

                                                        Shares
                                                     Underlying
       Selling Stockholder                         Options/Warrants    Exercise Price     Net Proceeds
       -------------------                         ----------------    --------------     ------------
       R.J. Falkner                                          50,000          $1.20        $     60,000
       Frederick A. DeLuca                                  300,000          $1.53        $    459,000
       Conversion Capital Master, Ltd.                      150,000          $1.53        $    229,500
       SRB Greenway Capital (Q.P.), L.P.                    121,300          $1.53        $    185,589
       SRB Greenway Capital, L.P.                            17,400          $1.53        $     26,622
       SRB Greenway Offshore
         Operating Fund, L.P.                                11,300          $1.53        $     17,289
                                                   ----------------                       ------------
       Totals:                                              650,000           N/A         $    978,000
                                                   ================                       ============


      We intend to use any proceeds from option and warrant exercises for working capital and other general corporate purposes.

                         DETERMINATION OF OFFERING PRICE

      The price of the shares of common stock offered for sale by the selling stockholders pursuant to the terms of the offering described in this prospectus will be at prevailing market prices, or at privately negotiated prices. Factors which are relevant to the determination of the offering price may include, but are not limited to, the market price for the shares, consideration of the amount of common stock offered for sale relative to the total number of shares of common stock outstanding, the trading history of our outstanding securities, our financial prospects, and the trading price of other companies similar to us in terms of size, operating characteristics, industry and other similar factors.

                              SELLING STOCKHOLDERS


      The following table identifies the selling stockholders and their beneficial ownership of our shares of common stock as of November 25, 2005:

                                  Number of                               Number of Shares         Percentage of
                                  Shares of            Number of          Of Common Stock           Common Stock
                                 Common Stock          Shares of            Beneficially            Beneficially
                                 Beneficially        Common Stock          Owned Assuming          Owned Assuming
                                Owned Prior to     Offered for Sale      Sale of All Shares      Sale of All Shares
    Selling Stockholder            Offering            Hereunder         Offered Hereunder       Offered Hereunder
    -------------------            --------            ---------         -----------------       -----------------
BH Capital Investments L.P.         786,850 (2)        250,000 (1)              536,850                   2.6%

Excalibur Limited                   833,856 (2)        250,000 (1)              583,856                   2.8%
   Partnership

Frederick A. DeLuca (4) (5)       4,169,842          2,800,000 (3)            1,369,842                   6.6%
R.J. Falkner                         50,000             50,000 (6)                   --                    *
Conversion Capital Master,          150,000            150,000 (7)                   --                    *
   Ltd.
SRB Greenway Capital                121,300            121,300 (8)                   --                    *
   (Q.P.), L.P. (11)
SRB Greenway Capital, L.P.           17,400             17,400 (9)                   --                    *
   (11)
SRB Greenway Offshore                11,300             11,300 (10)                  --                    *
   Operating Fund, L.P. (11)
                              ---------------------------------------------------------
Total:                            6,140,548          3,650,000                2,490,548
                              =========================================================


* Indicates less than one percent (1%)


(1) Pursuant to that certain Series A Stock Repurchase Agreement dated as of October 6, 2004, we repurchased all of the remaining outstanding shares of our Series A convertible preferred stock from BH Capital Investments, L.P. and Excalibur Limited Partnership for $2,279,688 and issued a warrant to purchase 250,000 shares of our common stock at an exercise price of $2.00 per share to each of BH Capital Investments, L.P. and to Excalibur Limited Partnership. Subsequently in June 2005, we agreed to reduce the per-share exercise price on all such warrants to $1.10 in order to induce BH Capital Investments, LP and Excalibur Limited Partnership to exercise their warrants. All of the warrants were exercised on June 16, 2005 for total proceeds of $550,000. Pursuant to a Registration Rights Agreement dated October 6, 2004, we agreed to register the shares underlying the warrants within the next registration statement filed by us and, therefore, the shares have been included in the registration statement of which this prospectus is a part. The information is based on a confirmation of ownership received from BH Capital Investments, LP on November 16, 2005.

(2) In consideration of a $550,000 short-term promissory note made by Excalibur Limited Partnership (which has been repaid in full), we issued Excalibur Limited Partnership a warrant for consulting services to purchase 30,000 shares of common stock which is exercisable until June 26, 2007 at an exercise price equal to $5.50 per share. These warrants were repriced to $2.05 on October 11, 2002. In connection with an extension agreement, we also issued to BH Capital Investments, L.P. and to Excalibur Limited Partnership a warrant to purchase 250,000 shares of our common stock which is exercisable until July 15, 2006 at an exercise price equal to $2.00 per share. Subsequently in June 2005, we agreed to reduce the per-share exercise price on all such warrants to $1.10 in order to induce BH Capital Investments, LP and Excalibur Limited Partnership to exercise their warrants. All of the warrants were exercised on June 16, 2005 for total proceeds of $583,000. The information is based on a confirmation of ownership received from Excalibur Limited Partnership on November 16, 2005.

(3) Pursuant to that certain Securities Purchase Agreement dated as of October 6, 2004, Frederick A. DeLuca purchased 2,000,000 shares of our common stock and a warrant to purchase 500,000 shares of our common stock at an exercise price equal to $1.15 per share for an aggregate sales price of $2,300,000. The warrant expires on October 6, 2009. Subsequently in June 2005, we agreed to reduce the per-share exercise price on this warrant to $0.92, in order to induce Mr. DeLuca to exercise his warrant. All of the warrants were exercised on June 16, 2005 for total proceeds of $460,000. Pursuant to a Registration Rights Agreement dated October 6, 2004, we agreed to register those shares of common stock with the Securities and Exchange Commission and use reasonable efforts to cause such registration statement to become effective not later than 180 days after October 6, 2004 and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(4) Pursuant to a Note and Warrant Purchase Agreement dated September 12, 2005, we received $1,200,000 as a loan from Mr. DeLuca, which loan was evidenced by an unsecured promissory note. The Note requires monthly interest only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matures on June 15, 2006. In consideration for the Note and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to Mr. DeLuca a warrant to purchase up to 300,000 shares of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of our common stock in the sixty calendar days immediately preceding October 17, 2005). The warrant fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Note, we granted Mr. DeLuca "piggy back" registration rights with respect to the shares underlying the warrant and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(5) On April 10, 2003, we entered into a credit arrangement with Mr. DeLuca, who owns in excess of 5% of our common stock, pursuant to which he purchased raw materials for us in an aggregate amount of $500,000. The amounts paid for the purchased materials, plus interest at the rate of 15% per annum on such amounts, were due and payable in full by July 9, 2003. All amounts owed under the credit arrangement were repaid in full and such credit arrangement was terminated on June 27, 2003. In consideration of the credit arrangement, we issued to Mr. DeLuca a warrant to purchase 100,000 shares of our common stock at an exercise price of $1.70 per share. The warrant expires April 10, 2006. Subsequently in June 2005, we agreed to reduce the per-share exercise price on this warrant to $1.36, in order to induce Mr. DeLuca to exercise his warrant. All of the warrants were exercised on June 16, 2005 for total proceeds of $136,000. In addition to the underlying shares of the above described warrants, according to the Schedule 13D Amendment No. 2 filed with the Securities and Exchange Commission on September 27, 2005, upon which we have relied, Mr. DeLuca owns 4,169,842 shares of our common stock.

(6) Pursuant to an investor relations contract dated September 29, 2004, R.J. Falkner received a warrant to purchase 50,000 shares of common stock at an exercise price equal to $1.20 per share. The warrant expires on October 1, 2009. Pursuant to the contract, we agreed to register those shares of common stock with the Securities and Exchange Commission whenever any other shares were registered with the Commission or within twenty-four months after October 1, 2004 and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(7) Pursuant to a Note and Warrant Purchase Agreement dated September 28, 2005, we received $600,000 as a loan from Conversion Capital Master, Ltd., which loan was evidenced by an unsecured promissory note. The Note requires monthly interest only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matures on June 15, 2006. In consideration for the Note and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to Conversion Capital Master, Ltd. a warrant to purchase up to 150,000 shares of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of our common stock in the sixty calendar days immediately preceding October 17, 2005). The warrant fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Note, we granted Conversion Capital Master, Ltd. "piggy back" registration rights with respect to the shares underlying the warrant and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(8) Pursuant to a Note and Warrant Purchase Agreement dated September 28, 2005, we received $485,200 as a loan from SRB Greenway Capital (Q.P.), L.P., which loan was evidenced by an unsecured promissory note. The Note requires monthly interest only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matures on June 15, 2006. In consideration for the Note and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to SRB Greenway Capital (Q.P.), L.P. a warrant to purchase up to 121,300 shares of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of our common stock in the sixty calendar days immediately preceding October 17, 2005). The warrant fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Note, we granted SRB Greenway Capital (Q.P.), L.P. "piggy back" registration rights with respect to the shares underlying the warrant and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(9) Pursuant to a Note and Warrant Purchase Agreement dated September 28, 2005, we received $69,600 as a loan from SRB Greenway Capital, L.P., which loan was evidenced by an unsecured promissory note. The Note requires monthly interest only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matures on June 15, 2006. In consideration for the Note and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to SRB Greenway Capital, L.P. a warrant to purchase up to 17,400 shares of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of the Company's common stock in the sixty calendar days immediately preceding October 17, 2005). The warrant fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Note, we granted SRB Greenway Capital, L.P. "piggy back" registration rights with respect to the shares underlying the warrant and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(10) Pursuant to a Note and Warrant Purchase Agreement dated September 28, 2005, we received $45,200 as a loan from SRB Greenway Offshore Operating Fund, L.P., which loan was evidenced by an unsecured promissory note. The Note requires monthly interest only payments at 3% above the bank prime rate of interest per the Federal Reserve Bank and matures on June 15, 2006. In consideration for the Note and in accordance with an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, we issued to SRB Greenway Offshore Operating Fund, L.P. a warrant to purchase up to 11,300 shares of our common stock at an exercise price equal to $1.53 (95% of the lowest closing price of the Company's common stock in the sixty calendar days immediately preceding October 17, 2005). The warrant fully vested on October 17, 2005 and can be exercised on or before the expiration date of October 17, 2008. Also in consideration for the Note, we granted SRB Greenway Offshore Operating Fund, L.P. "piggy back" registration rights with respect to the shares underlying the warrant and, therefore, the shares have been included in the registration statement of which this prospectus is a part.

(11) BC Advisors, LLC ("BCA") is the general partner of SRB Management, L.P. ("SRB Management"). SRB Management is the general partner of SRB Greenway Capital, L.P. ("SRBGC"), SRB Greenway Capital (Q.P.), L.P. ("SRBQP") and SRB Greenway Offshore Operating Fund, L.P. ("SRB Offshore"). Steven R. Becker is the sole principal of BCA. Through his control of BCA, Mr. Becker possesses sole voting and investment control over the portfolio securities of each of SRBGC, SRBQP and SRB Offshore.


                              PLAN OF DISTRIBUTION


      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the effective date of the registration statement of which this prospectus is a part;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

      o     a combination of any such methods of sale.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. We have been informed that any such indemnification for liabilities arising under the Securities Act is, in the opinion of the Securities and Exchange Commission, against public policy and, therefore, unenforceable.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.


                                  LEGAL MATTERS

      Baker & Hostetler LLP, Orlando, Florida, has rendered an opinion that the shares of common stock offered hereby are legally issued, fully paid and nonassessable.

                                     EXPERTS

      The financial statements incorporated by reference in this prospectus and the registration statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION


GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.galaxyfoods.com.


STOCK MARKET. Our shares of common stock are traded on the American Stock Exchange under the symbol GXY. Materials filed by us can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006,
(212) 306-1000.

INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

      We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until this offering has been completed:


      o Our Annual Report on Form 10-K for the year ended March 31, 2005 as amended on October 7, 2005, which contains audited financial statements for the most recent fiscal year for which such statements have been filed.

      o Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as amended on October 7, 2005, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.


      o Our Current Reports on Form 8-K dated as of May 5, June 8, June 22, July 6, July 26, September 16, September 21, September 30, October 4, and October 11, 2005.

      o Our Amendment No. 1 to Proxy Statement on Schedule 14A dated as of November 8, 2005 for our special meeting to be held on December 5, 2005.


      o The description of our common stock, which is contained in our registration statement filed on Form 8-A, dated September 29, 1999.

      You may request free copies of these filings by writing, telephoning or contacting us at the following:

                  Investor Relations Department
                  Galaxy Nutritional Foods, Inc.
                  2441 Viscount Row
                  Orlando, Florida 32809
                  (407) 855-5500
                  email: drobert@galaxyfoods.com

      We will provide without charge to anyone who receives a prospectus, upon written or oral request, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference in that information). Such a request should be directed to Galaxy Nutritional Foods, Inc., 2441 Viscount Row, Orlando, Florida 32809, Attention: Investor Relations, or if by telephone, (407) 855-5500.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses relating to the registration, sale and distribution of the shares, including sales commissions, are payable by the Registrant. All of the amounts shown are estimated except the SEC and AMEX registration fees.


SEC Registration Fee................................................................... $         921.97
                                                                                        ----------------
AMEX Registration Fee .................................................................        45,000.00
                                                                                        ----------------
Legal Fees and Expenses (including Blue Sky) ..........................................        13,000.00*
                                                                                        ----------------
Accounting Fees and Expenses ..........................................................        10,000.00*
                                                                                        ----------------
Brokerage Commissions, Discounts and Other Placement Agent Expenses ...................             0.00
                                                                                        ----------------
Printing and Miscellaneous Fees and Expenses ..........................................         2,000.00*
                                                                                        ----------------

         Total......................................................................... $      70,921.97*
                                                                                        ================


* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Registrant under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

      As permitted by the DGCL, the Registrant's Certificate of Incorporation (the "Charter") provides that the personal liability of each member of the Registrant's Board of Directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated. The effect of this provision in the Charter is to eliminate the rights of the Registrant and its stockholders (through stockholders' derivative suits on behalf of the Registrant) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful.

      The Bylaws also provide that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

      To the extent that any person described in the preceding two paragraphs is successful on the merits or otherwise in defense of any action, suit or proceeding referred to in such paragraphs, or in defense of any claim, issue or matter therein, the Registrant shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The Registrant may pay expenses of a person incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of a person to repay such amount if it shall ultimately be determined that he is not entitled to indemnification by the Registrant.

      The Bylaws further provide that the indemnification and advancement of expenses provided for in the Bylaws shall not be deemed exclusive of any other rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and that the Board of Directors may authorize the Registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability. The Registrant provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Act and the Exchange Act.

ITEM 16. EXHIBITS.


      The Exhibits to this registration statement are listed in the Index to Exhibits on page 28.

ITEM 17. UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective, and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on this 26th day of December 2005.



                                        GALAXY NUTRITIONAL FOODS, INC.


                                        By: /s/ Michael E. Broll
                                            ------------------------------------
                                            MICHAEL E. BROLL
                                            Chief Executive Officer

                                POWER OF ATTORNEY



      KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Michael E. Broll, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Amendment No. 2 to Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


               Signature                                   Title                                   Date
               ---------                                   -----                                   ----


   /s/ Michael E. Broll                    Chief Executive Officer                          December 26, 2005
------------------------------------       (Principal Executive Officer)
MICHAEL E. BROLL                           and Director


   /s/ Salvatore J. Furnari                Chief Financial Officer                          December 26, 2005
------------------------------------       (Principal Financial Officer and
SALVATORE J. FURNARI                       Principal Accounting Officer)


    /s/ Joanne R. Bethlahmy                Director                                         December 26, 2005
------------------------------------
JOANNE R. BETHLAHMY


    /s/ David H. Lipka                     Chairman of the Board and Director               December 26, 2005
------------------------------------
DAVID H. LIPKA


    /s/ Thomas R. Dyckman                  Director                                         December 26, 2005
------------------------------------
THOMAS R. DYCKMAN


    /s/ Charles L. Jarvie                  Director                                         December 26, 2005
------------------------------------
CHARLES L. JARVIE


    /s/ Angelo S. Morini                   Director                                         December 26, 2005
------------------------------------
ANGELO S. MORINI


    /s/ M.A. Patrice Videlier              Director                                         December 26, 2005
------------------------------------
M.A. PATRICE VIDELIER

INDEX TO EXHIBITS

Exhibit No.       Description of Exhibit

*     4.18    Securities Purchase Agreement dated as of October 6, 2004 between
              Galaxy Nutritional Foods, Inc. and Frederick A. DeLuca (Filed as
              Exhibit 4.18 on Form 8-K filed October 8, 2004.)

*     4.19    Registration Rights Agreement dated as of October 6, 2004 between
              Galaxy Nutritional Foods, Inc. and Frederick A. DeLuca (Filed as
              Exhibit 4.19 on Form 8-K filed October 8, 2004.)

*     4.20    Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
              dated as of October 6, 2004 in favor of Frederick A. DeLuca (Filed as Exhibit 4.20 on Form 8-K filed October 8, 2004.)

*     4.21    Stock Repurchase Agreement dated as of October 6, 2004 by and among Galaxy Nutritional Foods, Inc., BH Capital Investments L.P.
              and Excalibur Limited Partnership (Filed as Exhibit 4.21 on Form
              8-K filed October 8, 2004.)

*     4.22    Registration Rights Agreement dated as of October 6, 2004 by and among Galaxy Nutritional Foods, Inc., BH Capital Investments L.P.
              and Excalibur Limited Partnership (Filed as Exhibit 4.22 on Form
              8-K filed October 8, 2004.)

*     4.23    Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
              dated as of October 6, 2004 in favor of BH Capital Investments
              L.P. (Filed as Exhibit 4.23 on Form 8-K filed October 8, 2004.)

*     4.24    Warrant to Purchase Securities of Galaxy Nutritional Foods, Inc.
              dated as of October 6, 2004 in favor of Excalibur Limited
              Partnership (Filed as Exhibit 4.24 on Form 8-K filed October 8,
              2004.)


*     4.25    Investor relations contract between Galaxy Nutritional Foods, Inc.
              and R.J. Falkner dated as of September 29, 2004 (Filed as Exhibit
              4.25 on Form S-3 filed March 14, 2005.)

*    10.22    Note and Warrant Purchase Agreement dated September 12, 2005 between Galaxy Nutritional Foods, Inc. and Frederick A. DeLuca
              (Filed as Exhibit 10.22 on Form 8-K filed September 16, 2005.)

*    10.23    Note and Warrant Purchase Agreement dated September 28, 2005 between Galaxy Nutritional Foods, Inc. and Conversion Capital
              Master, Ltd. (Filed as Exhibit 10.23 on Form 8-K filed October 4,
              2005.)

*    10.24    Note and Warrant Purchase Agreement dated September 28, 2005 between Galaxy Nutritional Foods, Inc. and SRB Greenway Capital,
              L.P. (Filed as Exhibit 10.24 on Form 8-K filed October 4, 2005.)

*    10.25    Note and Warrant Purchase Agreement dated September 28, 2005 between Galaxy Nutritional Foods, Inc. and SRB Greenway Capital
              (Q.P.), L.P. (Filed as Exhibit 10.25 on Form 8-K filed October 4,
              2005.)

*    10.26    Note and Warrant Purchase Agreement dated September 28, 2005 between Galaxy Nutritional Foods, Inc. and SRB Greenway Offshore
              Operating Fund, L.P. (Filed as Exhibit 10.26 on Form 8-K filed
              October 4, 2005.)


      5.1 Opinion of Baker & Hostetler LLP, regarding legality of shares being offered (Filed herewith.)

     23.1 Consent of Baker & Hostetler LLP (Contained in its opinion filed as Exhibit 5.1.)

     23.2     Consent of BDO Seidman, LLP (Filed herewith.)

     24.1     Powers of Attorney (Included on Signature Page.)

*Previously Filed.